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Exhibit 3.2(b)

        Delaware

The First State

        I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A DELAWARE CORPORATION UNDER THE NAME OF "INOVIO ACQUISITION CORPORATION" TO A DELAWARE LIMITED LIABILITY COMPANY, CHANGING ITS NAME FROM "INOVIO ACQUISITION CORPORATION" TO "INOVIO ACQUISITION, LLC", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF OCTOBER, A.D. 2008, AT 6:47 O'CLOCK P.M.

4565681 8100V 081085171 You may verify this certificate online at corp. delaware.gov/authver. shtm1	DELAWARE STATE SEAL LOGO	/s/ HARRIET SMITH WINDSOR Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6946438 DATE: 11-03-08

State of Delaware Secretary of State Division of Corporations Delivered 06:47 PM 10/31/2008 FILED 06:47 PM 10/31/2008 SRV 081085171 - 4565681 FILE

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY ACT

1.)
The jurisdiction where the Corporation first formed is Delaware.

2.)
The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)
The date the corporation first formed is June 23, 2008.

4.)
The name of the Corporation immediately prior to filing this Certificate is lnovio Acquisition Corporation.

5.)
The name of the Limited Liability Company as set forth in the Certificate of Formation is Inovio Acquisition, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 31st day of October, A.D. 2008.

By:	/s/ AVTAR DHILLON Authorized Person
Name:	Avtar Dhillon Print or Type

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  Exhibit 3.2(b)
STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A CORPORATION TO A LIMITED LIABILITY COMPANY PURSUANT TO SECTION 18-214 OF THE LIMITED LIABILITY ACT